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                                KIRKLAND & ELLIS
                PARTNERSHIPS INCLUDING PROFESSIONAL CORPORATIONS

                                Citigroup Center
                              153 East 53rd Street
                         New York, New York 10022-4675
                                  212-446-4800
                            Facsimile: 212 446-4900

                                                                    Exhibit 8.1

                                  May 22, 2003




Sealy Mattress Company
One Office Parkway
Trinity, North Carolina 27370

          Re: Exchange Offer for $50,000,000 9.875% Series E Senior Subordinated Notes due 2007 for $50,000,000 9.875% Series F Senior Subordinated Notes due 2007

Ladies and Gentlemen:

     We have acted as counsel to Sealy Mattress Company (the "Company") and the Subsidiary Guarantors (together with the Company, the "Registrants") in connection with the proposed offer (the "Exchange Offer") to exchange an aggregate principal amount of up to $50,000,000 9.875% Series E Senior Subordinated Notes due 2007 (the "Old Notes") for a corresponding aggregate principal amount of 9.875% Series F Senior Subordinated Notes due 2007 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement".

     You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Registration Statement and such other documents as we deemed necessary.

     On the basis of the foregoing, it is our opinion that the exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes, because the Exchange Notes will not be considered to be a "significant modification" of the Old Notes. Rather, the Exchange Notes received by a holder under the Exchange Offer will be treated as a continuation of the Old Notes in the hands of that holder. Accordingly, there will be no federal income tax consequences to holders solely as a result of the exchange of the Old Notes for Exchange Notes under the Exchange Offer.

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Sealy Mattress Company
May 22, 2003

Page 2



     The opinion set forth above is based upon existing United States federal income tax laws, regulations, administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinion. No tax ruling has been sought from the Internal Revenue Service (the "IRS") with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Furthermore, an opinion of counsel is not binding on the courts of the United States. Hence no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or that a court would reach the same conclusion. We express no opinion concerning any tax consequences of the Exchange Offer except as expressly set forth above and express no opinion concerning any law other than the federal income tax law of the United States. Moreover, we assume no obligation to revise or supplement this opinion should the authorities referred to above be amended by legislative, judicial or administrative action.

     We are furnishing this letter in our capacity as counsel to the Registrant, and this letter is solely for the benefit of the Registrant. This letter is not to be used, circulated, quoted in whole or in part or referred to or otherwise relied upon, nor is it to be filed with any governmental agency or given to any other person, without our written consent, except as set forth below.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and the inclusion of our opinion in the section entitled "United States Federal Income Tax Consequences" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

                                                     Very truly yours,



                                                     /s/ KIRKLAND & ELLIS